Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations Reports Third Quarter 2009 Financial Results

Revenues decrease by $1.8 million compared to third quarter 2008;

Operating costs continue to improve; Net loss at $2 million

(ROANOKE, VA, Nov. 12, 2009) – Luna Innovations Incorporated (NASDAQ: LUNA), a company focusing on sensing & instrumentation and pharmaceutical nanomedicines, today announced its financial results for the quarter ended September 30, 2009.

As compared to the same quarter last year, third quarter 2009 revenues decreased from $10.7 million to $8.9 million, gross profit decreased from $4.3 million to $3.5 million, and loss per share increased from $0.04 to $0.18.

Kent Murphy, Chairman and Chief Executive Officer, provided this comment related to third quarter results: “In the third quarter, we recognized approximately $0.9 million of reorganization costs in addition to approximately $0.7 million of legal fees related to our litigation with Hansen Medical. Excluding these costs and fees in both periods, our operating expenses for the most recent quarter would have decreased by approximately $1.0 million compared to the same period last year, and our operating loss would have been an improvement compared to the third quarter of last year. When we normalize our results by excluding the costs associated with our reorganization and the Hansen litigation, our Adjusted EBITDA of $0.8 million represents an increase of $0.2 million over the third quarter of 2008 and our Adjusted EBITDA of $1.3 million year to date reflects an increase of $1.1 million compared to last year. I am pleased with our continued improvement in the financial results of our core operations and our progress in developing and launching new products.”

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 2

Third Quarter Financial Highlights

•	Total revenues for the third quarter of 2009 decreased by $1.8 million to $8.9 compared to $10.7 million during the third quarter of 2008.

•	Product and license revenues decreased $1.2 million to approximately $2.3 million in the third quarter of 2009 compared to $3.5 million in the third quarter of 2008.

•

Technology Development Division revenues decreased by $0.7 million to approximately $6.5 million compared to $7.2 million in the third quarter of 2008. Backlog was approximately $25.7 million at September 30, 2009 and at September 30, 2008.

•	Gross profit for the third quarter of 2009 decreased to $3.5 million from $4.3 million for the corresponding period of 2008.

•	Operating expenses remained approximately flat at $5.4 million in the third quarter. Legal fees and reorganization expenses were approximately $1.6 million during the third quarter of 2009.

•

Net loss per share for the third quarter of 2009 was $0.18 per share, an increase from a loss per share of $0.04 for the third quarter of 2008. Net loss in 2008 included a one-time benefit of $0.7 million in net gain recognized on a litigation settlement.

•

Cash and cash equivalents decreased to $5.7 million at September 30, 2009, compared to $12.1 million at the end of last quarter. During the quarter, the company repaid the outstanding balance on its bank debt facility in the amount of $4.3 million.

•

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the costs for reorganization and the Hansen litigation are $0.8 million compared to $0.6 million in the third quarter of 2008 and $1.3 million year to date compared to $0.2 million for the first nine months of 2008.

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 3

Third Quarter Business Highlights

•

Booked approximately $3.4 million in technology development contracts in the third quarter, including a award from the National Institutes of Health’s National Institute of Environmental Health Sciences to examine the effects of Luna’s fullerene derivatives on the allergic response.

•	Launched new product in the Optical Vector Analyzer™ platform, the OVA 5000, an instrument providing complete, rapid, single-scan measurement of all parameters of optical networks in real-time.

Outlook for Remainder of 2009

Given the uncertainties associated with Luna’s Chapter 11 reorganization and the Hansen litigation, the company is unable to provide a reasonable projection for its expected results of operations for the remainder of 2009 at this time.

Conference Call Information

As previously announced, Luna Innovations will conduct an investor conference call at 5:00 p.m. (EST) today to discuss its financial results for the third quarter of 2009. The call can be accessed by dialing 1.866.804.6927 domestically or 1.857.350.1673 internationally prior to the start of the call. The access code is 86243063. The conference call will also be webcast live over the Internet. The webcast can be accessed by logging on to the “Investor Relations” section of the Luna Innovations website, http://www.lunainnovations.com, prior to the event. The webcast will be archived under the “Webcasts and Presentations” section of the Luna Innovations website for at least 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Our products are used to measure, monitor, protect and improve critical processes in the markets we serve. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 4

Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, but not limited to (i) Luna’s intention to continue to serve its customers’ needs; (ii) improvements in operating efficiencies and expenses; and (iii) the company’s position if it can emerge from Chapter 11 quickly under its filed plan of reorganization. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to risks inherent in current or future litigation proceedings, particularly with respect to Hansen Medical, Inc.; the company’s inability to continue to operate its business in the normal course; whether the company can emerge from Chapter 11 reorganization in the near future; and difficulties with the application of the company’s technologies. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 5

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Technology development	$6,538,041	$7,246,674	$19,867,384	$20,795,697
Product and license	2,336,884	3,456,872	6,162,875	8,706,075

Total	8,874,925	10,703,546	26,030,259	29,501,772

Cost of revenues:
Technology development	4,179,518	4,983,336	13,348,527	13,558,984
Product and license	1,188,706	1,453,467	3,115,556	4,222,699

Total	5,368,224	6,436,803	16,464,083	17,781,683

Gross profit	3,506,701	4,266,743	9,566,176	11,720,089

Operating expense:
Selling, general, and administrative	3,892,238	4,330,358	13,033,818	13,727,316
Research, development, and engineering	660,836	1,041,172	2,343,176	2,738,983
Litigation reserve	—	—	36,303,643	—
Impairment of intangible assets	—	—	1,310,598	—
Reorganization costs	872,644	—	872,644	—

Total	5,425,718	5,371,530	53,863,879	16,466,299

Operating loss	(1,919,017)	(1,104,787)	(44,297,703)	(4,746,210)

Other income/(expense)
Interest expense, net	(124,208)	(36,323)	(422,702)	(45,345)
Other	—	667,125	(18,167)	667,125

Total	(124,208)	630,802	(440,869)	621,780

Loss before income taxes	(2,043,225)	(473,985)	(44,738,572)	(4,124,430)

Income tax expense	—	—	600,000	—

Net loss	$(2,043,225)	$(473,985)	$(45,338,572)	$(4,124,430)

Net loss per share, basic and diluted	$(0.18)	$(0.04)	$(4.05)	$(0.38)

Weighted average shares outstanding	11,247,749	11,055,613	11,205,575	10,924,596

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 6

Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$5,653,856	$15,518,960
Accounts receivable, net	7,595,653	7,332,034
Refundable income taxes	98,092	98,092
Inventory	2,844,485	2,828,991
Other current assets	871,410	342,598

Total current assets	17,063,496	26,120,675

Property and equipment, net	4,408,594	5,363,957
Intangible assets, net	155,503	1,813,643
Deferred tax asset	—	600,000
Other assets	790,468	118,292

Total assets	$22,418,061	$34,016,567

Liabilities and stockholders' equity
Liabilities not subject to compromise
Current portion of long term debt	$—	$1,428,572
Current portion of capital lease obligation	9,469	17,396
Accounts payable	330,179	2,667,192
Accrued liabilities	2,212,131	5,161,308
Deferred credits	1,751,891	1,854,282

Total liabilities not subject to compromise	4,303,670	11,128,750

Liabilities subject to compromise	46,722,047	—

Long term debt	—	8,571,428

Total liabilities	51,025,717	19,700,178

Stockholders' equity
Common stock	11,266	11,138
Additional paid-in capital	40,375,326	37,960,928
Accumulated deficit	(68,994,248)	(23,655,677)

Total stockholders' equity	(28,607,656)	14,316,389

Total liabilities and stockholders' equity	22,418,061	34,016,567

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 7

Statement of Cash Flows

	Nine months ended September 30,
	2009	2008
	(unaudited)	(unaudited)
Cash used in operating activities
Net loss	$(45,338,572)	$(4,124,430)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,504,211	1,425,857
Impairment of intangible assets	1,310,598	—
Share-based compensation	2,378,968	2,163,467
Deferred tax expense	600,000	—
Reorganization expense in excess of cash payments	88,210	—
Change in assets and liabilities
Accounts receivable	(263,620)	(698,641)
Refundable income taxes	—	5,401
Inventory	(1,181,901)	(1,029,786)
Other assets	(34,581)	(258,906)
Accounts payable and accrued expenses	44,008	1,493,982
Litigation reserve	36,303,643	—
Deferred credits	(102,391)	(294,499)

Net cash used in operating activities	(4,691,427)	(1,317,555)

Cash used in investing activities
Acquisition of property and equipment	(49,295)	(318,436)
Intangible property costs	(152,011)	(378,780)

Net cash used in investing activities	(201,306)	(697,216)

Cash from (used in) financing activities
Payments on capital lease obligations	(7,927)	(7,098)
Proceeds from (payment of) debt obligations	(5,000,000)	5,000,000
Proceeds from exercise of options	35,556	156,189

Net cash from (used in) financing activities	(4,972,371)	5,149,091

Net change in cash	(9,865,104)	3,134,320
Cash and cash equivalents, beginning of period	15,518,960	12,046,945

Cash and cash equivalents, end of period	$5,653,856	$15,181,265

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LUNA INNOVATIONS INCORPORATED	Luna Q309 Earnings, Page 8

Reconciliation of EBITDA and Adjusted EBITDA to Net Loss

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(2,043,225)	$(473,985)	$(45,338,572)	$(4,124,430)
Interest	124,208	36,323	422,702	45,345
Taxes	—	—	600,000	—
Depreciation and amortization	361,365	466,904	1,504,211	1,425,857

EBITDA	(1,557,652)	29,242	(42,811,659)	(2,653,228)

Share-based compensation	809,925	740,565	2,378,968	2,163,467
Litigation reserve	—	—	36,303,643	—
Litigation settlement	—	(667,125)	—	(667,125)
Impairment of intangible assets	—	—	1,310,598	—

Adjusted EBITDA	(747,727)	102,682	(2,818,450)	(1,156,886)

Costs of reorganization and Hansen litigation	1,556,952	509,244	4,155,008	1,360,089

Adjusted EBITDA excluding reorganization and Hansen litigation	$809,225	$611,926	$1,336,558	$203,203

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Investor Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone: 1.540.769.8400

Email: IR@lunainnovations.com

Media Contact:

Karin Clark

Luna Innovations Incorporated

Phone: 1.540.769.8400

Email: kclark@lunainnovations.com

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